Delta-One Notes Linked to the TOPIX Index®	Free Writing Prospectus Filed pursuant to Rule 433 Registration Statement No. 333-178081 April 16, 2013

KEY TERMS

Issuer	Morgan Stanley

HYPOTHETICAL PAYMENTS AT MATURITY Assuming an Initial Index Level of 1,100

KEY RISKS / CONSIDERATIONS

•   The securities do not guarantee any return of principal and do not pay any interest. You may lose some or all of your investment.

•   Any payments on the securities are subject to issuer credit risk.

•   The investor does not own the Index and does not receive dividends or have any other rights that holders of the securities comprising the Index would have.

•   The securities offer full exposure to the Index, reduced by the adjustment factor. Because the adjustment factor is applied to the performance of the Index on the valuation date, the adjustment factor will reduce the return on the securities regardless of whether the ending index level is greater than, equal to or less than the initial index level.

•   Investing in the securities exposes investors to risks associated with investments in securities linked to the value of foreign equity securities.

•   There may be no secondary market. Securities should be considered a hold until maturity product.

•   Additional risk factors can be found in the accompanying preliminary terms and the following pages of this document.

Index	TOPIX Index®

Payment at Maturity
The Payment at Maturity will reflect the performance of the Index over the term of the securities, as reduced by the Adjustment Factor.  Accordingly, at maturity, you will receive an amount per $1,000 principal amount security calculated as follows:

$1,000 + ($1,000 x Adjusted Index Return)

Your investment will be fully exposed to any decline in the Index, and the Adjustment Factor will reduce your return regardless of whether the Index appreciates or declines in value.  You will lose some or all of your investment at maturity if the Adjusted Index Return is negative or if the Index does not appreciate in a manner sufficient to offset the effect of the Adjustment Factor.  Any Payment at Maturity is subject to the credit of Morgan Stanley.

Adjustment Factor	98.63%

Adjusted Index Return	The Adjusted Index Return will be calculated as follows: (Ending Index Level x Adjustment Factor / Initial Index Level) - 1

Initial Index Level	The Index Closing Level on the Pricing Date

Ending Index Level	The Index Closing Level on the Valuation Date

Valuation Date	May 2, 2014

Maturity Date	May 7, 2014

Listing	The securities will not be listed on any securities exchange

CUSIP / ISIN	61761JFP9 / US61761JFP93

The securities are designed for investors who seek exposure to the performance of the TOPIX Index® (the “Index”), reduced by the Adjustment Factor.  The securities do not pay coupons or dividends and investors should be willing to lose some or all of their investment if the Index depreciates or fails to appreciate sufficiently to offset the effect of the Adjustment Factor.

Senior unsecured obligations of Morgan Stanley maturing May 7, 2014. All payments on the securities are subject to the credit risk of Morgan Stanley.

The securities are expected to price on April 19, 2013 and are expected to settle on April 24, 2013.

Fees and Commissions:
J.P. Morgan Securities LLC, acting as dealer, will receive from Morgan Stanley & Co. LLC, the agent, a fixed sales commission of 1% for each security it sells. In addition, JPMorgan Chase Bank, N.A. will purchase securities from Morgan Stanley & Co. LLC for sales to certain fiduciary accounts at a purchase price to such accounts of 99% of the stated principal amount per security and will forgo any sales commission with respect to such sales.

The hypothetical returns set forth above are for illustrative purposes only and may not be the actual total returns applicable to a purchaser of the securities. You should read this document together with the accompanying preliminary terms describing the offering, including the overview of the Index and its historical performance, before you decide to invest.	1

Delta-One Notes Linked to the TOPIX Index®

Risk Factors

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YOUR INVESTMENT IN THE SECURITIES MAY RESULT IN A LOSS – The securities do not guarantee any return of principal.  The return on the securities at maturity is linked to the performance of the Index and will depend on whether, and the extent to which, the Adjusted Index Return is positive or negative.  Your investment will be fully exposed to any decline in the Ending Index Level as compared to the Initial Index Level.  In addition, the Adjustment Factor will reduce your return regardless of whether the Index appreciates or declines in value.  There is no minimum payment at maturity on the securities and, accordingly, you could lose your entire initial investment in the securities.

•
THE ADJUSTMENT FACTOR REDUCES THE PAYMENT AT MATURITY — The securities offer full exposure to the TOPIX Index®, reduced by the Adjustment Factor.  Because the Adjustment Factor is applied to the performance of the Index on the Valuation Date, the Adjustment Factor will reduce the return on the securities regardless of whether the Ending Index Level is greater than, equal to or less than the Initial Index Level.

•	THE SECURITIES DO NOT PAY INTEREST – Unlike ordinary debt securities, the securities do not pay interest and do not guarantee any return of principal at maturity.

•
NO DIVIDEND PAYMENTS OR VOTING RIGHTS – As a holder of the securities, you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of securities composing the TOPIX Index® would have.

•
THE SECURITIES ARE SUBJECT TO THE CREDIT RISK OF MORGAN STANLEY, AND ANY ACTUAL OR ANTICIPATED CHANGES TO ITS CREDIT RATINGS OR CREDIT SPREADS MAY ADVERSELY AFFECT THE MARKET VALUE OF THE SECURITIES – You are dependent on Morgan Stanley’s ability to pay all amounts due on the securities, and therefore you are subject to the credit risk of Morgan Stanley.  If Morgan Stanley defaults on its obligations under the securities, your investment would be at risk and you could lose some or all of your investment.  As a result, the market value of the securities prior to maturity will be affected by changes in the market’s view of Morgan Stanley’s creditworthiness.  Any actual or anticipated decline in Morgan Stanley’s credit ratings or increase in the credit spreads charged by the market for taking Morgan Stanley credit risk is likely to adversely affect the market value of the securities.

•
MANY ECONOMIC AND MARKET FACTORS WILL IMPACT THE VALUE OF THE SECURITIES – In addition to the level of the Index on any day, the value of the securities will be affected by a number of economic and market factors that may either offset or magnify each other, including:

•	the expected volatility (frequency and magnitude of changes in value) of the Index;
•	the time to maturity of the securities;
•	the dividend rate on the common stocks underlying the Index;
•	interest and yield rates in the market generally;
•	geopolitical conditions and a variety of economic, financial, political, regulatory or judicial events; and
•	our creditworthiness, including actual or anticipated changes in our credit ratings or credit spreads.

•
INVESTING IN THE SECURITIES EXPOSES INVESTORS TO RISKS ASSOCIATED WITH INVESTMENTS IN SECURITIES LINKED TO THE VALUE OF FOREIGN EQUITY SECURITIES – As the TOPIX Index® is the Index, the securities are linked to the value of foreign equity securities.  Investments in securities linked to the value of foreign equity securities involve risks associated with the securities markets in those countries, including risks of volatility in those markets, governmental intervention in those markets and cross-shareholdings in companies in certain countries.  Also, there is generally less publicly available information about foreign companies than about U.S. companies that are subject to the reporting requirements of the United States Securities and Exchange Commission, and foreign companies are subject to accounting, auditing and financial reporting standards and requirements different from those applicable to U.S. reporting companies.  The prices of securities issued in foreign markets may be affected by political, economic, financial and social factors in those countries, or global regions, including changes in government, economic and fiscal policies and currency exchange laws.  Local securities markets may trade a small number of securities and may be unable to respond effectively to increases in trading volume, potentially making prompt liquidation of holdings difficult or impossible at times.  Moreover, the economies in such countries may differ favorably or unfavorably from the economy in the United States in such respects as growth of gross national product, rate of inflation, capital reinvestment, resources, self-sufficiency and balance of payment positions.

•
CERTAIN BUILT-IN COSTS ARE LIKELY TO ADVERSELY AFFECT THE VALUE OF THE SECURITIES PRIOR TO MATURITY – While the payment at maturity described in these preliminary terms is based on the full stated principal amount of your securities, the original issue price of the securities includes the agents’ commissions and the cost of hedging our obligations under the securities through one or more of our affiliates. The cost of hedging includes projected profit that our subsidiaries may realize in consideration for assuming the risks inherent in managing the hedging transactions.  As a result, the price, if any, at which affiliates of Morgan Stanley, will be willing to purchase securities from you in secondary market transactions, if at all, will likely be significantly lower than the original issue price, and any sale prior to the maturity date could result in a substantial loss to you.  Secondary market prices are also likely to be reduced by the costs of unwinding the related hedging transactions.  The securities are not designed to be short-term trading instruments.  Accordingly, you should be able and willing to hold your securities to maturity.

•
LACK OF LIQUIDITY – The securities will not be listed on any securities exchange.  Therefore, there may be little or no secondary market for the securities.  Morgan Stanley & Co. LLC (“MS & Co.”) may, but is not obligated to, make a market in the securities.  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities easily.  Because we do not expect that other broker-dealers will participate significantly in the secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which MS & Co. is willing to transact.  If, at any time, MS & Co. were not to make a market in the securities, it is likely that there would be no secondary market for the securities.  Accordingly, you should be willing to hold your securities to maturity.

•
POTENTIAL CONFLICTS – We and our affiliates play a variety of roles in connection with the issuance of the securities, including acting as calculation agent and hedging our obligations under the securities.  In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the securities. We will not have any obligation to consider your interests as a holder of the securities in taking any corporate action that might affect the level of the Index and the value of the securities.

•
THE OFFERING OF THE SECURITIES MAY BE TERMINATED BEFORE THE PRICING DATE — If we determine prior to pricing that it is not reasonable to treat your purchase and ownership of the securities as an “open transaction” for U.S. federal income tax purposes, the offering of the securities will be terminated.

You can review a graph setting forth the historical performance of the Index in the preliminary terms describing the terms of the securities. You cannot predict the future performance of the Index based on its historical performances.  We cannot guarantee that the Ending Index Level will be greater than the Initial Index Level so that you will receive a payment at maturity in excess of $1,000, or that you will not lose some or all of your investment.

•
UNITED STATES FEDERAL TAX CONSEQUENCES – Please read the discussion of United States federal tax consequences, and any related risk factors, in the preliminary terms describing the terms of the securities.

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Delta-One Notes Linked to the TOPIX Index®

Important Information

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.

License Agreement between Tokyo Stock Exchange (“TSE”) and Morgan Stanley. “TOPIX®” and “TOPIX Index®” are trademarks of the TSE and have been licensed for use by Morgan Stanley.  For more information, see “Tokyo Stock Price Index” in the accompanying index supplement.

The information provided herein was prepared by sales, trading, or other non-research personnel of one of the following: Morgan Stanley & Co. LLC, Morgan Stanley & Co. International PLC, Morgan Stanley MUFG Securities Co., Ltd, Morgan Stanley Capital Group Inc. and/or Morgan Stanley Asia Limited (together with their affiliates, hereinafter “Morgan Stanley”), but is not a product of Morgan Stanley's Equity Research or Fixed Income Research Departments. This communication is a marketing communication and is not a research report, though it may refer to a Morgan Stanley research report or the views of a Morgan Stanley research analyst. We are not commenting on the fundamentals of any companies mentioned. Unless indicated, all views expressed herein are the views of the author’s and may differ from or conflict with those of the Morgan Stanley Equity Research or Fixed Income Research Departments or others in the Firm.

Morgan Stanley is not acting as a municipal advisor and the opinions or views contained herein are not intended to be, and do not constitute, advice, including within the meaning of Section 975 of the Dodd-Frank Wall Street Reform and Consumer Protection Act.

This material is not (and should not be construed to be) investment advice (as defined under ERISA or similar concepts under applicable law) from Morgan Stanley with respect to an employee benefit plan or to any person acting as a Fiduciary for an employee benefit plan, or as a primary basis for any particular plan investment decision. These materials have been based upon information generally available to the public from sources believed to be reliable. No representation is given with respect to their accuracy or completeness, and they may change without notice. Morgan Stanley on its own behalf and on behalf of its affiliates disclaims any and all liability relating to these materials, including, without limitation, any express or implied representations or warranties for statements or errors contained in, or omissions from, these materials. Morgan Stanley and others associated with it may make markets or specialize in, have or may in the future enter into principal or proprietary positions (long or short) in and effect transactions in securities of companies or trading strategies mentioned or described herein and may also perform or seek to perform investment banking, brokerage or other services for those companies and may enter into transactions with them. We may at any time modify or liquidate all or a portion of such positions and we are under no obligation to contact you to disclose any such intention to modify or liquidate or any such modification or liquidation. Morgan Stanley acts as “prime broker” and lender for a number of hedge funds. As a result, Morgan Stanley may indirectly benefit from increases in investments in hedge funds. Unless stated otherwise, the material contained herein has not been based on a consideration of any individual client circumstances and as such should not be considered to be a personal recommendation. We remind investors that these investments are subject to market risk and will fluctuate in value. The investments discussed or recommended in this communication may be unsuitable for investors depending upon their specific investment objectives and financial position. Where an investment is denominated in a currency other than the investor’s currency, changes in rates of exchange may have an adverse effect on the value, price of, or income derived from the investment. The performance data quoted represents past performance. Past performance is not indicative of future returns. No representation or warranty is made that any returns indicated will be achieved. Certain assumptions may have been made in this analysis which have resulted in any returns detailed herein. Transaction costs (such as commissions) are not included in the calculation of returns. Changes to the assumptions may have a material impact on any returns detailed. Potential investors should be aware that certain legal, accounting and tax restrictions, margin requirements, commissions and other transaction costs and changes to the assumptions set forth herein may significantly affect the economic consequences of the transactions discussed herein. The information and analyses contained herein are not intended as tax, legal or investment advice and may not be suitable for your specific circumstances. By submitting this communication to you, Morgan Stanley is not advising you to take any particular action based on the information, opinions or views contained herein, and acceptance of such document will be deemed by you acceptance of these conclusions. You should consult with your own municipal, financial, accounting and legal advisors regarding the information, opinions or views contained in this communication.

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